Rule 424(b)(3)
File No. 333-9809



                      HEALTH BUILDERS INTERNATIONAL, INC.

               Supplement to Prospectus dated November 26, 1996

The extended offering period provided for in the prospectus expired May 25, 1997.

No securities have been sold as of such date, and no funds have been received from subscribers or deposited into escrow. However, the Company has decided not to terminate the offering at this time, but has decided to continue to offer the securities on the same terms and conditions as set forth in the prospectus, for an additional two months, or until July 25, 1997. Any funds received from subscribers will be held in escrow until such date and then will be promptly refunded without interest or discount, unless at least the minimum offering amount is received on or before such date. There are no other significant changes in the information set forth in the prospectus with respect to the Company or the offering.


                 The date of this supplement is May 26, 1997